Exhibit 99.1

Shell Midstream Partners, L.P. Announces Agreement to Acquire Additional Interests in Explorer and Colonial Pipelines

Houston, May 13, 2019 (GLOBE NEWSWIRE) — Shell Midstream Partners, L.P. (NYSE: SHLX) announced today that it has entered into an agreement to acquire Shell’s 25.97% equity interest in Explorer Pipeline Company (Explorer) and 10.125% equity interest in Colonial Pipeline Company (Colonial) for $800 million. The acquisition will increase Shell Midstream Partners’ interest in Explorer to 38.59% and in Colonial to 16.125%.

“This acquisition is evidence of our strategy in action – we will continue to build scale with diversified assets that provide robust, ratable cash flows,” said Kevin Nichols, CEO of Shell Midstream Partners. “The Explorer and Colonial systems have the capacity to deliver some three million barrels per day of refined products, providing energy to key demand centers of the United States.”

The acquisition is expected to be immediately accretive to unitholders and anticipated to be funded with 75% debt through a credit facility with our Sponsor and 25% equity placement to Shell Midstream LP Holdings LLC, a wholly owned subsidiary of our Sponsor, Royal Dutch Shell.

Key value drivers for the transaction include:

•	Strategic access to growing advantaged refined products supply from the Gulf Coast;

•	Increased position in midstream assets delivering ratable and growing cash flows; and

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The transaction value, including proportional non-consolidated debt at Explorer and Colonial, reflect an approximate 7.0 times multiple of the contributed interest’s forecasted next twelve months adjusted earnings before interest, taxes, depreciation and amortization.

The acquisition is expected to close in the second quarter of 2019, and is subject to the Hart-Scott-Rodino Antitrust Improvements Act approval and other customary closing conditions.

Explorer is recognized as one of the nation’s leading petroleum products transporters serving more than 70 major cities in 16 states. Its 1,830-mile pipeline transports gasoline, diesel, fuel oil and jet fuel with a capacity of 660,000 barrels per day. Explorer continues to diversify its portfolio of services for its shippers.

Colonial is the largest refined products pipeline in the United States. The pipeline starts in Houston, Texas, and terminates in New York harbor, serving all major metropolitan areas along its route. It supplies approximately 50% of the refined products consumed on the East Coast, sourcing supply from approximately 29 refineries and delivering to more than 260 terminals.

The terms of the acquisition were approved by the conflicts committee of the Board of Directors of the General Partner of Shell Midstream Partners, which consists entirely of independent directors. The committee was advised by Evercore Group, L.L.C. as to financial matters and Hunton Andrews Kurth LLP as to legal matters.

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About Shell Midstream Partners, L.P.

Shell Midstream Partners, headquartered in Houston, Texas, is a growth-oriented master limited partnership that owns, operates, develops and acquires pipelines and other midstream assets. Our assets include interests in entities that own crude oil and refined products pipelines and terminals that serve as key infrastructure to (i) transport onshore and offshore crude oil production to Gulf Coast and Midwest refining markets and (ii) deliver refined products from those markets to major demand centers. Our assets also include interests in entities that own natural gas and refinery gas pipelines which transport offshore natural gas to market hubs and deliver refinery gas from refineries and plants to chemical sites along the Gulf Coast.

FORWARD LOOKING STATEMENTS

This press release includes various “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements are statements of future expectations that are based on management’s current expectations and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in these statements. Forward-looking statements include, among other things, statements expressing management’s expectations, beliefs, estimates, forecasts, projections and assumptions. You can identify our forward-looking statements by words such as “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “goals”, “objectives”, “outlook”, “intend”, “plan”, “predict”, “project”, “risks”, “schedule”, “seek”, “target”, “could”, “may”, “should” or “would” or other similar expressions that convey the uncertainty of future events or outcomes. In accordance with “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, these statements are accompanied by cautionary language identifying important factors, though not necessarily all such factors, which could cause future outcomes to differ materially from those set forth in forward-looking statements. In particular, expressed or implied statements concerning future growth, future actions, closing and funding of the acquisitions, volumes, capital requirements, conditions or events, future impact of prior acquisitions, future operating results or the ability to generate sales, income or cash flow or the amount of distributions are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Forward-looking statements speak only as of the date of this press release, May 13, 2019, and we disclaim any obligation to update such statements for any reason, except as required by law. All forward-looking statements contained in this document are expressly qualified in their entirety by the cautionary statements contained or referred to in this paragraph. More information on these risks and other potential factors that could affect the Partnership’s financial results is included in the Partnership’s filings with the U.S. Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Partnership’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filing. If any of those risks occur, it could cause our actual results to differ materially from those contained in any forward-looking statement. Because of these risks and uncertainties, you should not place undue reliance on any forward-looking statement. The Partnership undertakes no obligation to update publicly or to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Inquiries:

Shell Media Relations: +1 832 337 4355

Shell Investor Relations North America: +1 832 337 2034

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